                                                                    EXHIBIT 10.1

                    OEM SUPPLY AND MANUFACTURING LICENSE AGREEMENT


    THIS OEM SUPPLY AND MANUFACTURING LICENSE AGREEMENT is made and entered into this 24th day of July, 1995 ("Effective Date"), by and between GYNECARE, INC., a California corporation with principal offices at 125 Constitution Drive, Menlo Park, California 94025 ("Gynecare") and Gyrus Medical, Ltd., a United Kingdom corporation, with principal offices at St. Mellons Techbase, Fountain Lane, St. Mellons, Cardiff CF3 0LX U.K. ("Gyrus").


                                       RECITALS

    A. Gynecare wishes to purchase from Gyrus certain Products (as hereinafter defined) based on the Specifications (as hereinafter defined).

    B. Gyrus desires to become Gynecare's exclusive supplier of such Products throughout the term of this Agreement.

    C. Gyrus owns all right, title and interest in the Patent Rights (as hereinafter defined) and Related Technical Information (as hereinafter defined).

    D. Gyrus wishes to license the Patent Rights and Related Technical Information to Gynecare, within the Field (as hereinafter defined), to make, use and sell Products on the terms and conditions set forth below and Gynecare wishes to obtain a license on such terms.

    NOW, THEREFORE, in consideration of the foregoing and the mutual promises set forth herein, Gynecare and Gyrus hereby agree as follows:


                                      ARTICLE 1
                                     DEFINITIONS

    1. DEFINITIONS. As used herein the following terms shall have the meanings set forth below.

         1.1 "FIELD" means gynecological products for use in conjunction with a hysteroscope wherein the intended purpose is the removal of uterine fibroids or uterine tissue.

         1.2 "LICENSED PRODUCT" means any product or component whose sale would infringe a Valid Claim in the country for which such item is sold.

         1.3 "PATENT RIGHTS" means all right, title and interest in and to the patents, patent applications and invention disclosures set forth in Exhibit A attached hereto (as amended by mutual agreement of the parties) including (i) all corresponding patents, utility models, inventor certificates, registrations or the like in any country of the world with respect to the foregoing, (ii) all continuations, continuations-in-part, divisionals, reissues, additions, reexaminations and extensions with respect to any of the foregoing; and (iii) any patents and patent applications relating to Improvements which are developed solely by Gyrus or jointly developed by Gyrus and Gynecare.

         1.4 "RELATED TECHNICAL INFORMATION" means any published or unpublished research and development information, unpatented inventions, know-how, trade secrets, copyrights, and all preclinical, clinical and other technical data in the possession of Gyrus prior to the Effective Date, or during the term of this Agreement, in each case which relates to the practice of the Patent Rights.

         1.5 "VALID CLAIM" shall mean a claim of an issued and unexpired patent included within the Patent Rights which has not been held unenforceable, unpatentable or invalid by a court or other governmental agency of competent jurisdiction, and which has not been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.

         1.6 "IMPROVEMENTS" means improvements or derivations of the subject matter covered by the Patent Rights which are developed by either Gyrus or Gynecare during the term of this Agreement which would not already be included within the Patent Rights and which are applicable to the Field.

         1.7 PRODUCTS. "Products" means the products and components identified in Exhibit B attached hereto manufactured in accordance with the Specifications. Exhibit B may be amended to add or delete Products from time to time by execution of a new Exhibit B by the parties.

         1.8 SPECIFICATIONS. "Specifications" shall mean any mutually agreed embodiment of the Products, including without restriction any future amendments or variations to the Specifications proposed or implemented by either party.

         1.9 NET SELLING PRICE. "Net Selling Price" means, subject to Section 5.2, the gross amount actually received by Gynecare from the sale of any particular Product, less: (i) credits for returns; (ii) sales, excise or other taxes; provided, however, that (a) in no event shall Net Selling Price include any handling, insurance or transportation costs associated with a particular product and (b) in the event that any particular Product is sold by Gynecare as part of a bundle or kit, the Net Selling Price for that particular product shall be determined by multiplying the net selling price of the bundle or kit by the fraction A/A+B where A is the suggested list price for the Product sold separately (as documented by Gynecare's records) and B is the suggested list price for the remaining product in the bundle or kit sold separately (as documented by Gynecare's records). In the event that Gynecare receives any Products from Gyrus that Gynecare uses for promotion or demonstration purposes, the Net Selling Price for such Products shall be deemed to be Gynecare's list price for such Products.

         1.10 EQUIPMENT PRODUCTS. "Equipment Products" means radio frequency hardware and associated reusable Products.

         1.11 DISPOSABLE PRODUCTS   "Disposable Products" means packaged,
sterile, single use disposable Products.

                                      ARTICLE 2
                            GRANT OF MANUFACTURING RIGHTS

    2.1 MANUFACTURING LICENSE. Subject to the limitations set forth herein, Gyrus hereby grants to Gynecare an exclusive, worldwide, royalty-free license under the Patent Rights and Related Technical Information to make, have made, use and sell Licensed Products, to practice any process, method or procedure, and to otherwise exploit the Patent Rights and Related Technical Information, in each case solely within the Field.

    2.2 DISCLOSURE OF TECHNOLOGY. Promptly after the Effective Date, and throughout the term of this Agreement, Gyrus shall provide Gynecare, as reasonably requested by Gynecare, with (i) copies of all patent applications within the Patent Rights set forth in Exhibit A attached hereto, all correspondence and written materials related thereto, and all Related Technical Information; and (ii) all physical embodiments of the Patent Rights and Related Technical Information, including without limitation copies of all notebooks, drawings, diagrams, computer files, manuscripts, patent prosecution documents and other materials created or obtained in the course of developing the Patent Rights and/or Related Technical Information or related to their conception, experimentation, design, fabrication, or use. Subject to Section 7 below, Gynecare may use and disclose such information and embodiments as it deems appropriate. Gyrus' obligations under this Section 2.2 shall in all cases be limited to disclosure of materials that have reference to the Field.

    2.3  IMPROVEMENTS.

         (a) Gyrus shall, throughout the term of this Agreement, keep Gynecare apprised of any Improvements (as defined in Section 1.6 above) that it has developed or is in the process of developing. Gyrus further agrees to promptly file, and to diligently prosecute, patent applications with respect to any Improvements that might reasonably constitute patentable inventions.

         (b) Gynecare shall, at its sole option, have the right to make any Improvements developed by Gyrus part of the license granted to Gynecare pursuant to Section 2.1 above. In the event Gynecare decides to make such Improvements part of the license, Gyrus shall promptly deliver to Gynecare all materials reasonably necessary for Gynecare to exercise its license with respect to such Improvements.

         (c) If any Improvements are made during the term hereof through the joint efforts of the parties, ownership of those Improvements will vest jointly in the parties. The parties agree to cooperate in efforts to obtain appropriate patent protection for any such Improvements and shall equally share the costs and expenses therefrom. Each of Gyrus and Gynecare agrees that, without the prior written consent of the other, it shall not sublicense any such jointly-owned Improvements or otherwise exploit such jointly-owned improvements other than for the benefit of Gyrus or Gynecare.

                                      ARTICLE 3
                                      OWNERSHIP

    3.1 PATENTS AND TECHNOLOGY. Gyrus owns all right, title, and interest in the Patent Rights and Related Technical Information. Gynecare shall have no rights in the Patent Rights and Related Technical Information except as expressly provided in this Agreement.

    3.2 IMPROVEMENTS. Subject to Sections 1.3 and 3.1 above, each party shall own all right, title, and interest in any Improvements it creates during the term of this Agreement, including all patent, copyright, trade secret, and other intellectual property rights therein.


                                      ARTICLE 4
                           MANUFACTURE AND SALE OF PRODUCTS

    4.1 OBLIGATION. Subject to the terms and conditions of this Agreement, Gyrus shall manufacture Products and shall sell such Products to Gynecare.

    4.2 EXCLUSIVE SALE TO GYNECARE. Throughout the term of this Agreement Gyrus agrees not to manufacture for, or sell to, anyone other than Gynecare, any products for application in the Field, without the prior written consent of Gynecare.

    4.3 GYRUS MANUFACTURING PREFERENCE. Gynecare agrees that, throughout the term of this Agreement, it shall not manufacture Products or purchase Products from anyone other than Gyrus. Notwithstanding the foregoing, in the event of termination of this Agreement by Gynecare pursuant to Section 11.3 below, Gynecare shall be permitted to manufacture any Licensed Products in any amount which it deems appropriate.

    4.4 PURCHASE ORDERS. Gynecare shall order Products from Gyrus by issuing written purchase orders to Gyrus. Orders may be submitted by telecopier with a confirming hard-copy order within ten (10) days. Such purchase orders shall specifically identify the Products, the quantity of Products, ship-to locations, any special shipment instructions, and the date of delivery to Gynecare. All such purchase orders shall be submitted at least ninety (90) days prior to the requested delivery date. Unless Gyrus objects to the date of delivery in a purchase order within three (3) business days of the receipt of such purchase order, the Products shall be delivered to Gynecare on or before such date. If Gyrus so notifies Gynecare of its objection, the parties shall mutually agree on an alternative delivery date. Gyrus shall use its best efforts to deliver products to Gynecare on the date specified in the purchase order. Gyrus shall send Gynecare a formal written acknowledgment of each Gynecare purchase order within five (5) business days after receipt thereof. All purchase orders placed by Gynecare shall be subject to the terms and conditions of this Agreement, and no provisions in any acknowledgment or any other of Gyrus's documents related to the purchase orders shall in any way modify or add to such terms and conditions.

    4.5 FORECASTS. Beginning four (4) months prior to initial Product release, Gynecare will provide to Gyrus, on the first day of each month, a rolling six (6) month forecast of Gynecare's anticipated requirements for Products. The forecast for any given month (a "Shipment Month") shall become binding upon Gynecare, following final permitted adjustments, three (3) months prior to the start of that Shipment Month at which time Gynecare shall be required to submit binding purchase orders pursuant to Section 4.4 above for the number of units forecast for such Shipment Month. Prior to that time, monthly forecasts may be adjusted by Gynecare without penalty as follows:

    Fourth month prior to Shipment          10% adjustment from
    Month                                   previous forecast for that
                                            Shipment Month

    Fifth month prior to Shipment           50% adjustment from
    Month                                   previous forecast of that
                                            Shipment Month

    Sixth or later months prior             No restrictions
    to Shipment Month

If Gyrus at any time believes it will not be able to satisfy Gynecare's requirements for the Products, Gyrus shall promptly notify Gynecare, specifying the reasons for the delay and its expected duration. In addition to the foregoing, both Gyrus and Gynecare agree to negotiate, in good faith, a minimum quantity Product forecast four (4) months prior to the third year after initial Product release.

    4.6 PURCHASE ORDER CHANGES. Gynecare and Gyrus may by mutual agreement make changes to the quantity and delivery date for any purchase order up to thirty (30) days before the delivery date; provided that (i) any changes in quantity are no less than those provided for under Section 4.5 above and (ii) the delivery date may not be advanced to less than thirty (30) days from the date of the change without Gyrus's permission and (iii) the implementation of Purchase Order Changes shall relieve Gyrus of any supply obligations may otherwise result in termination under Section 11.

    4.7 SHIPMENT. Products shall be shipped by Gyrus in suitable packing containers F.O.B. Gyrus' manufacturing facility.

                                      ARTICLE 5
                 PRICE, PAYMENT AND DEPOSIT TERMS; MANUFACTURING FEE

    5.1 TRANSFER PRICE FORMULA. Gyrus shall sell the Products to Gynecare at purchase prices equal to [*] of Gynecare's average Net Selling Price for the Products in accordance with the following: (i) the purchase price computation for any particular Product shall be made at the time of the delivery of such Product by Gyrus to Gynecare; (ii) the average Net Selling Price applied with respect to the sale of a Product during any particular calendar quarter other than the first calendar quarter in which such Product is sold shall be equal to the average of the Net Selling Prices received by Gynecare for such Products during the previous calendar quarter; (iii) the purchase price used for a Product during the first calendar quarter during which such Product is sold shall be Gynecare's published list price for such Product; and (iv) with the exception of delivery to the United Kingdom, the purchase price determined according to the above calculation shall be inclusive of all applicable taxes (including without limitation any applicable sales, use or value-added taxes) and Gynecare shall not under any circumstances be separately invoiced for any such taxes. Within twenty (20) days following the end of each calendar quarter, Gynecare will send Gyrus written notice setting forth the average Net Selling Price received by Gynecare for the Products during such quarter.
Notwithstanding anything in this section 5.1 to the contrary, the price at which Gynecare shall purchase the Disposable Products from Gyrus shall not be less than [*]; provided, however, that Gyrus agrees to negotiate in good faith with Gynecare to reduce such minimum price following the second anniversary of the date of delivery of first commercial Product to Gynecare if the volume of Product purchases by Gynecare from Gyrus exceeds twice the Minimum Purchase Requirements as set forth on Exhibit C.

    5.2 GYNECARE PAYMENT. In consideration of the licenses and rights granted to Gynecare herein, Gynecare agrees to pay Gyrus a non-refundable purchase deposit in the amount of [*] (the "Deposit"), payable in installments as follows: (i) [*] on the Effective Date; (ii) [*] upon successful completion of animal laboratory tests; (iii) [*] upon the earlier to occur of (A) completion of Gynecare's intellectual property due diligence or (B) 60 days following the Effective Date; (iv) [*] upon completion of first human use trial of safety and effectiveness [*]; and (v) [*] upon preproduction first article Product approval [*]. Notwithstanding the foregoing, Gynecare shall have no right of recovery of payments past or due and shall have no obligation to pay Gyrus any of the installments described above in the event that this Agreement has been terminated for any reason, prior to the time that such installment has become due (unless such installment has already become due and has not yet been paid by Gynecare). The Deposit shall be applied as follows, until fully amortized, against the purchase price which would otherwise be charged by Gyrus to Gynecare for Product purchases: (i) for each purchase of a Disposable Product by Gynecare from Gyrus, [*] of the Net Selling Price of such Disposable Product shall be credited against and subtracted from the Deposit; and (ii) for each purchase of an Equipment Product by Gynecare from Gyrus, [*] of the Net Selling Price of such Equipment Product shall be credited against and subtracted from the Deposit.

- ----------
* Confidential treatment requested. Confidential portion filed separately with the Commission.

    5.3 PAYMENT TERMS. Upon shipment of Products to Gynecare, Gyrus shall submit an invoice to Gynecare. Such invoice shall reflect the purchase price for the Products computed pursuant to Section 5.1 above as well as that portion of the Deposit, if any, to be applied against such purchase price pursuant to
Section 5.2 above. Unless otherwise agreed by the parties in writing, Gynecare shall pay each invoice in cleared funds and in such good time for Gyrus to be credited with such payments in its nominated U.K. clearing bank account no later than thirty (30) days from the date thereof. All invoices shall be presented, and payment accepted, in terms of U.S. dollars; provided such invoices shall be adjusted in accordance with a change of greater than ten percent (10%) in the exchange rates between the U.S. dollar and British pounds sterling as published in the Financial Times as of the date of shipment of applicable products compared to the rate in effect at the time of calculating the initial transfer prices for the Products.

    5.4 TAXES. As set forth in Section 5.1 above, the prices for the Products include any and all taxes. All applicable sales, use, value-added or other taxes shall be paid directly by Gyrus.

    5.5  RESOLUTION OF DISAGREEMENTS OVER TRANSFER PRICE.

         (a) In the event Gynecare and Gyrus disagree over the transfer price determined pursuant to Section 5.1 above, Gyrus shall have the right to retain an independent public accounting firm to review the books and records of Gynecare (including the work papers of Gynecare's own independent auditing firm) to determine the appropriate transfer price. If such independent public accounting firm determines that Gyrus' transfer price calculation is higher than the transfer price calculated by Gynecare's own auditing firm with respect to any particular Products, the two accounting firms will then confer to resolve their differences. If the two firms are unable to resolve their differences and agree upon a transfer price, the two firms together shall pick a third accounting firm whose decision as to the transfer price of the Products shall be binding for purposes of this Agreement.

    5.6  CHANGE IN SPECIFICATIONS FOR PRODUCTS.

         (a) GYRUS CHANGES. Gyrus shall not change the Specifications set forth in Exhibit A for Products or make any manufacturing changes that might affect the Products without the prior written consent of Gynecare.

         (b) GYNECARE PROPOSED CHANGES. In the event Gynecare desires a change to the Specifications set forth in Exhibit A for Products, Gynecare shall submit such requested change in writing to Gyrus. Gyrus will advise Gynecare in writing within thirty (30) days of receipt of the change request whether, in Gyrus' opinion, the change is technically and economically feasible. Gyrus agrees that it will in good faith consider making the requested change in the Specifications, but is under no obligation to do so.

                                      ARTICLE 6
                          PATENT PROSECUTION AND ENFORCEMENT

    6.1 PATENT PROSECUTION. Gyrus shall be obligated to direct all patent filings, prosecution and maintenance relating to the Patent Rights in [*]; provided, however, that Gyrus and Gynecare agree, throughout the term of this Agreement, to cooperate in (i) selection of patent counsel; (ii) formulation of a general intellectual property strategy; (iii) foreign filings; and (iv) determination of the content of each new application, divisional, continuation or continuation-in-part. Each further agrees to assist the other in any formalities relating to the foregoing and each shall use its best efforts to ensure that the other receives copies of all relevant correspondence.

         Gyrus shall assume all costs and expenses associated with the filing, prosecution and maintenance of the Patent Rights in the following countries:
[*]. Gynecare shall have the right to obligate Gyrus at Gynecare's expense, to file, prosecute and maintain the Patent Rights in the countries not listed above; provided, however, that in the event Gyrus does not file, prosecute and maintain such Patent Rights, (i) Gynecare may, at its own expense, pursue such Patent Rights as it deems appropriate and, (ii) Gyrus agrees to fully cooperate with Gynecare, including the execution of any documents required, in this regard.

    6.2 ENFORCEMENT OF PATENT RIGHTS. In the event that any of the Patent Rights are infringed by a third party within the Field, Gyrus shall have the right, but not the obligation, to institute, prosecute and control any action or proceeding with respect to such infringement, by counsel of its choice, including any declaratory judgment action arising from such infringement. Gyrus shall be entitled to any and all proceeds recovered from third parties as a result of the enforcement of the Patent Rights as set forth above. Notwithstanding the foregoing, in the event that Gyrus declines in any instance to enforce the Patent Rights within the Field, Gynecare shall have the right, but not the obligation, to enforce the Patent Rights within the Field in the manner set forth above and shall be entitled to retain any and all proceeds recovered from third parties as a result thereof. In addition, upon termination of this Agreement by Gynecare pursuant to Section 11.3 below, Gynecare shall have the exclusive right to enforce the Patent Rights within the Field as set forth above and shall have the exclusive right to any and all proceeds recovered from third parties as a result of the enforcement of the Patent Rights within the Field.


                                      ARTICLE 7
                                   CONFIDENTIALITY

    7.1 NONDISCLOSURE. Except as otherwise provided in this Agreement, each party (the "Receiving Party") shall hold in confidence and not disclose to any third party any business or technical information that is disclosed to it by the other party in a tangible form marked "Confidential"

- ----------
* Confidential treatment requested. Confidential portion filed separately with the Commission.

or that is so disclosed to it orally and confirmed in writing as confidential within thirty (30) days after its initial disclosure ("Confidential Information"). Notwithstanding the foregoing, Gynecare may disclose any Related Technical Information that it receives from Gyrus to third parties to the extent necessary to exercise the manufacturing license granted by Gyrus to Gynecare pursuant to Section 2.1 above, but only if such third party is bound in writing under a reasonable confidentiality agreement. Confidential Information of a party shall not include:

         (a) Information which at the time of disclosure is published or otherwise generally available to the public;

         (b) Information which, after disclosure by the other party, is published or becomes generally available to the public through no fault of the Receiving Party; or

         (c) Information which the Receiving Party can document was or is in its possession at the time of disclosure and was not acquired directly or indirectly from such party.

    7.2 EXCEPTIONS. The Receiving Party may disclose Confidential Information of the other:

         (a) In connection with the order of a court of law or in compliance with laws or regulations relating to registrations or sale of securities, or as is reasonably necessary in connection with the prosecution, maintenance or enforcement of the Patent Rights or obtaining product approvals; or

         (b) If such information is also rightfully acquired from a third party who, to the best of such party's knowledge and belief, is entitled to rightfully make such disclosure, but only to the extent such party complies with any restrictions imposed by the third party.

    7.3 RESTRICTED ACCESS. Each party shall restrict access to the other's Confidential Information to only such authorized employees and other agents who have a need for access to such Confidential Information in connection with their activities as contemplated by this Agreement, and shall take all steps necessary to ensure that such employees and agents comply with the terms hereof. Gyrus and Gynecare shall each ensure that their respective employees and agents to whom such Confidential Information is disclosed or made available are informed of the terms of this Agreement and that all such employees and agents agree to be bound by the terms of this Article 7.

    7.4 RETURN. All Confidential Information and all materials and documents containing Confidential Information shall remain the property of the disclosing party and shall be returned to such party, together with all copies thereof, immediately upon request (subject to Gynecare's rights to retain Confidential Information reasonably necessary or useful for it to fully exercise its rights granted under Article 2).

    7.5 NO LICENSE. The transmission of Confidential Information from either party to the other does not constitute the grant of a license of any type under any patent, copyright, trademark, trade secret, or other intellectual property right owned, applied for or controlled by the transmitting party.

    7.6 REMEDIES. If either party breaches any of its obligations hereunder with respect to confidentiality or unauthorized use or disclosure of Confidential Information, the other shall be entitled to equitable relief to protect its interests therein, including, but not limited to, injunctive relief, as well as monetary damages.


                                      ARTICLE 8
                                      WARRANTIES

    8.1  GYRUS WARRANTIES.  Gyrus represents and warrants that:

         (a) Gyrus is the owner of all of the Patent Rights and has the full right and authority to enter into this Agreement, to disclose any and all of the information disclosed to Gynecare hereunder, and to grant the rights and licenses granted herein;

         (b) Gyrus has not previously granted and will not grant any rights in the Patent Rights that are inconsistent with the rights and licenses granted to Gynecare herein;

         (c) Gyrus has not previously entered into any agreements and will not in the future enter into any agreements that are inconsistent with or conflict with this Agreement or the rights and licenses granted to Gynecare herein;

         (d) To the best of its knowledge, the Products do not and will not infringe any patent rights, trade secret rights or other proprietary rights of any third party;

         (e) As of the Effective Date and to the best of its knowledge, there are no existing or threatened actions, suits or claims pending against Gyrus with respect to the Patent Rights or the right of Gyrus to enter into and perform its obligations under this Agreement; and

         (f) Appendix A includes all patents and patent applications within the Patent Rights existing as of the Effective Date, and Gyrus does not own rights in any other patent or patent application, the claims of which relate to the manufacture, sale or use of a product within the Field or that would dominate the claims of a patent or application within the Patent Rights.

         (g) Products manufactured for and sold to Gynecare shall conform to the Specifications and shall be free from defects in material and workmanship for a period of one (1) year following delivery to Gynecare. With each shipment of Products, Gyrus shall supply Gynecare with a certificate of compliance with such Specifications and, upon Gynecare's reasonable written request, Gyrus shall furnish any other information or documents forming the basis for such certificate of compliance.

    8.2 DISCLAIMER. EXCEPT FOR THE EXPRESS WARRANTY SET FORTH ABOVE, GYRUS DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE PRODUCTS, INCLUDING, WITHOUT LIMITATION, IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

    8.3 WARRANTY REPAIR. Gynecare shall send defective Products covered by the foregoing warranty to Gyrus' address set forth on the cover page or to such other address provided by Gyrus from time to time. Gynecare shall notify Gyrus by telephone or facsimile of the defect and request authorization from Gyrus prior to the return of each defective Product. Upon such request, Gyrus shall provide Gynecare with a Material Return Authorization (MRA) number to be prominently displayed on the shipping container for the defective Product. Gynecare shall then ship such Product to the repair facility, freight collect. Gyrus shall, at its sole expense, repair or replace defective Products, and ship such repaired or replaced Products to Gynecare, freight prepaid and properly insured.


                                      ARTICLE 9
                                   INDEMNIFICATION

    9.1 GYRUS. Gyrus shall defend, indemnify and hold harmless Gynecare and its officers, directors, shareholders and employees from any and all judgments, liabilities, costs, and expenses, including attorney fees, in connection with
(i) any breach of Gyrus' representations and warranties sets forth in Section
8.1 and (ii) any claims, demands, and lawsuits for infringement of any intellectual property right of which Gyrus is aware, including patent, trademark, copyright, and trade secret, by any of the Products or by any apparatus, method, or process used by Gyrus to manufacture Products. Gynecare shall notify Gyrus in writing of any such claim, demand, or lawsuit. Gynecare shall, at Gyrus's request, provide reasonable assistance in the defense of any such claim, demand, or lawsuit.

    9.2 GYNECARE. Gynecare shall defend, indemnify and hold harmless Gyrus and its employees from any and all judgments, liabilities, costs and expenses, including attorney fees, in connection with (i) any claims, demands or lawsuits relating to Gynecare's promotion, sale and distribution of Products or (ii) any claims, demands or lawsuits for infringement of any patent or trade secret by any apparatus, method or process used by Gynecare to manufacture any Licensed Products which apparatus, method or process is not also used by Gyrus to manufacture Products. Gyrus shall notify Gynecare in writing of any such claim, demand or lawsuit. Gyrus shall, at Gynecare's request provide reasonable assistance in the defense of any such claim, demand or lawsuit.

    9.3 LICENSE. If by reason of any infringement claim referenced in Section 9.1, Gynecare or its customers are prevented from or are likely to be prevented from selling or using any Product, or if Gyrus believes such a claim is likely to be brought, Gyrus will use its best efforts, at Gyrus's own expense, to: (i) obtain all rights required to permit the sale or use of the Products or apparatus, method or process to make them noninfringing or (ii) modify or replace the Products so as to make them noninfringing, provided that any such modified or replacement Products are acceptable to Gynecare. If Gyrus is unable to achieve either of the foregoing alternatives within a reasonable time period, then Gynecare shall have the right to terminate this Agreement in accordance with Section 11.3 and, in addition to any other remedies Gynecare may have, Gyrus shall promptly refund to Gynecare the invoiced purchase price, plus shipping, insurance and the like, for any Products returned to Gyrus which Gynecare or its customers are legally prohibited from selling or using.

    9.4  LIMITATIONS.  The indemnity set forth in Section 9.1 shall not apply
(i) to the extent that an alleged infringement arises from the combination of any Product with products not supplied by Gyrus when there would be no infringement but for such combination or (ii) to the extent that the alleged infringement arises from modifications to the Product requested by Gynecare if the unmodified Product would not so infringe.


                                      ARTICLE 10
                                ADDITIONAL OBLIGATIONS

    10.1 OF GYRUS. Gyrus agrees to perform the following additional obligations:

         (a) MANUFACTURING SET-UP COSTS. Gyrus agrees to assume and pay all costs of tooling, equipment, fixtures, pilot production, training and set-up costs for manufacturing of the Products. Gyrus further agrees to pay for all costs of obtaining international registrations for the Products, including U.L., B.S.I., C.S.A., T.U.V. and CE marks.

         (b) QUALIFICATIONS. Gyrus agrees to assume responsibility for maintaining GMP, ISO 9000 or equivalent approved manufacturing facilities for the Products and agrees to permit, on a periodic basis and with reasonable notice, reasonable inspections of its manufacturing facilities by Gynecare.

    10.2 OF GYNECARE. Gynecare agrees to perform the following additional obligations:

         (a) CUSTOM TOOLING COSTS. Gynecare agrees to fund the purchase of custom tooling for Gyrus' use during the term of this Agreement, up to a maximum purchase price of [*] (prior to application of the VAT at 17.5%, which Gynecare will also pay). Gynecare shall provide such funding either by direct purchases of the tooling from tooling suppliers or through reimbursement to Gynecare of amounts expended by Gynecare to acquire such custom tooling, against presentation by Gyrus of documentation reasonably acceptable to Gynecare with respect to any such reimbursed tooling expenses. In either case, Gynecare shall be the owner of such custom tooling and Gyrus agrees to execute such documentation as may be reasonably necessary to evidence Gynecare's ownership of such tooling.

- ----------
* Confidential treatment requested. Confidential portion filed separately with the Commission.

         (b) FDA APPROVAL. Gynecare agrees to assume all costs of obtaining United States F.D.A. approval for the Products in as timely a manner as reasonably possible.

         (c) Subject only to obtaining the necessary marketing approvals to sell Products in a particular territory, Gynecare will use reasonable efforts to promote and sell Products on a Worldwide basis.

         (d) Throughout the term of this Agreement, Gynecare will be responsible for maintaining a minimum of $2,000,000.00 product liability insurance.


                                      ARTICLE 11
                                 TERM AND TERMINATION

    11.1 TERM. The term of this Agreement shall commence on the Effective Date and, unless earlier terminated pursuant to this Article 11, shall continue in full force and effect until the later of (i) expiration of the last to expire patent within the Patent Rights or (ii) the abandonment of the last patent application within the Patent Rights.

    11.2 TERMINATION BY GYRUS.  Gyrus may terminate this Agreement:

         (a) In the event that Gynecare defaults in the performance of any material obligation hereunder, and such default is not cured by Gynecare within thirty (30) days after written notice by Gyrus specifying the nature of the default.

         (b) In the event Gynecare fails (other than as a result of Gyrus's failure to deliver Products with have been properly forecasted and ordered by Gynecare pursuant to Sections 4.4 and 4.5 above) to purchase, during the first two years following the date of delivery of first commercial Product by Gyrus to Gynecare, the Minimum Purchase Requirements for Products as set forth in Exhibit C and such failure is not cured by Gynecare within thirty (30) days after written notice by Gyrus specifying such failure.

         (c) Immediately upon the institution by Gynecare of insolvency, receivership, bankruptcy proceedings or any other material proceedings for the settlement of its debts, including without limitation, a reorganization, a compromise or arrangement or assignment for the benefit of its creditors, the institution of such proceedings against Gynecare, Gynecare making an assignment for the benefit of creditors or Gynecare's dissolution or ceasing to do business in the normal course.

    11.3 TERMINATION BY GYNECARE.  Gynecare may terminate this Agreement:

         (a) In the event that Gyrus defaults in the performance of any material obligation hereunder, and such default is not cured by Gyrus within thirty (30) days after written notice by Gynecare specifying the nature of the default.

         (b) Immediately upon Gyrus' failure, during any three (3) consecutive months following the period ending six (6) months after the date of first commercial sale of the Product by Gynecare, to deliver at least ninety percent (90%) of Gynecare's requirements for the Products which have been properly forecasted and ordered by Gynecare pursuant to Sections 4.4 and 4.5 above; or

         (c) Immediately upon the institution by Gyrus of insolvency, receivership or bankruptcy proceedings or any other material proceedings for the settlement of its debts, including without limitation, a reorganization, a compromise or arrangement or assignment for the benefit of its creditors; the institution of such proceedings against Gyrus; Gyrus making an assignment for the benefit of creditors; or Gyrus's dissolution or ceasing to do business in the normal course; or

    11.4 EFFECT OF TERMINATION.

         (a) Any expiration of this Agreement pursuant to Section 11.1 or termination by Gynecare pursuant to Section 11.3 shall not relieve Gyrus of any obligation to Gynecare for purchase orders submitted by Gynecare prior to the effective date of termination. Notwithstanding the foregoing, at Gynecare's option, and in the event of termination of this Agreement by Gynecare pursuant to Section 11.3 above, Gynecare may, in addition to any other rights or remedies it may have, require Gyrus to cease all manufacturing of the Products manufactured for Gynecare pursuant to this Agreement. Upon the written request of Gynecare following the expiration of this Agreement pursuant to Section 11.1 or termination of this Agreement by Gynecare pursuant to Section 11.3, Gyrus shall transfer and deliver to Gynecare, as directed by Gynecare, all completed Products not yet delivered and any partially completed Products and parts that Gyrus has produced or acquired specifically for the performance of this Agreement. Each party shall also promptly return to the other all Confidential Information and all materials and documents containing Confidential Information, as well as any copies thereof (except that Gynecare may retain any Confidential Information necessary to enable Gynecare to fully exercise its license rights under Section 2, unless such license rights terminate).

         (b)  Upon any termination of this Agreement by Gyrus pursuant to
Section 11.2, all rights granted to Gynecare by Gyrus pursuant to Article 2 under the Patent Rights, Related Technical Information and Improvements shall revert to Gyrus.

    11.5 SURVIVAL. Sections 3, 7, 8.1(g), 8.2, 8.3, 9. 10.2 (as it relates to ownership of the tooling), 11, 12 and 13 shall survive the termination or expiration of this Agreement for any reason. In addition, Section 2 and 6.2 shall survive any termination of this Agreement by Gynecare pursuant to Section 11.3.

    11.6 NO WAIVER. The exercise of either party of any right of termination shall not constitute a waiver of any other rights or remedies available to such party for violation of the terms of this Agreement or under applicable law.

                                      ARTICLE 12
                               LIMITATION OF LIABILITY

    12.1 LIMITATION OF LIABILITY. IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR CONSEQUENTIAL, SPECIAL, INDIRECT OR INCIDENTAL DAMAGES ARISING OUT OF THIS AGREEMENT.


                                      ARTICLE 13

    13.1 ASSIGNMENT OF AGREEMENT. Neither party may assign this Agreement without the prior written consent of the other, which consent will not be unreasonably withheld.

    13.2 SEVERABILITY. The provisions of this Agreement shall be severable, and if any provision of this Agreement shall be held or declared to be illegal, invalid, or unenforceable, such illegal, invalid or unenforceable provision shall be severed from this Agreement and the remainder of the Agreement shall remain in full force and effect, and the parties shall negotiate a substitute, legal, valid and enforceable provision that most nearly reflects the parties' intent in entering into this Agreement.

    13.3 NOTICES.

         (a) Any notice provided for herein may be given to Gynecare addressed to:

                        Gynecare, Inc.
                        125 Constitution Drive
                        Menlo Park, California 94025
                        Attn: Malcolm Farnsworth

                        With a copy to:

                        Wilson, Sonsini, Goodrich & Rosati
                        650 Page Mill Road
                        Palo Alto, California 94304
                        Attn: Robert T. Clarkson, Esq.

         (b) Any notice provided for herein may be given to Gyrus addressed to:

                        Gyrus Medical, Ltd.
                        St. Mellons Techbase, Fountain Lane,
                        St. Mellons, Cardiff CF3 0LX U.K.
                        Attn:  Mark Goble

         (c) Any payment, notice, or other communication required or contemplated by this Agreement shall be sufficiently made or given on the date of receipt if sent by certified or registered mail, postage prepaid, or by special courier, addressed as set forth above, or such other address as shall be designated by written notice given to the other party.

    13.4 WAIVER. No provision of this Agreement shall be deemed waived, unless such waiver shall be in writing and signed by the party against which the waiver is sought to be enforced. The waiver by either of the parties hereto of any breach of any provision hereof by the other party shall not be construed to be either a waiver of any succeeding breach of any such provision or a waiver of the provision itself.

    13.5 ENTIRE AGREEMENT. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes and cancels all previous written or oral understandings, agreements, negotiations, commitments, or any other writings or communications with respect to such subject matter.

    13.6 MODIFICATION. This Agreement may not be changed or modified in any manner except by any instrument in writing signed by each of the parties.

    13.7 GOVERNING LAW. This Agreement shall be in all respects interpreted and construed in accordance with and be governed by the laws of the State of California, without reference to its conflicts of laws principles. In the event litigation is commenced by Gyrus, the litigation shall take place in San Mateo County or Santa Clara County, California; in the event litigation is initiated by Gynecare, litigation shall take place in Wales, United Kingdom.

    13.8 CONFIDENTIALITY OF AGREEMENT. Both Gynecare and Gyrus agree that the terms and conditions of this Agreement shall be treated as confidential information and that no reference to the terms and conditions of this Agreement or to activities pertaining thereto can be made in any form without the prior written consent of the other party; provided, however, that the general existence of this Agreement shall not be treated as confidential information and that either party may disclose the terms and conditions of this Agreement:

         (a)  as required by any court or other governmental body;

         (b)  as otherwise required by law;

         (c)  to legal counsel of the parties;

         (d) in confidence, to accountants, banks, proposed investors, and financing sources and their advisors;

         (e) in confidence, in connection with the enforcement of this Agreement or rights under this Agreement; or

         (f) in confidence, in connection with a merger or acquisition or proposed merger or acquisition, or the like.

    13.9 INDEPENDENT CONTRACTORS. The relationship of the parties hereto is that of independent contractors. Neither party hereto is an agent, partner or joint venturer of the other for any purpose.

    13.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and both together shall be deemed to be one and the same agreement.

    13.11 Force Majeure. Nonperformance of either party shall be excused to the extent that performance is rendered impossible by strike, fire, flood, governmental acts or orders or restrictions, failure of suppliers, or any other reason where failure to perform is beyond the reasonable control of and is not caused by the negligence of the nonperforming party.

    IN WITNESS WHEREOF, Gynecare and Gyrus have executed this Agreement, in duplicate originals, as of the Effective Date.

GYNECARE, INC.                              GYRUS MEDICAL, LTD.



By:      /s/  Malcolm M. Farnsworth, Jr.         By:  /s/  Mark Goble

Title:   Chief Financial Officer            Title:    Managing Director

Date:    July 21, 1995                           Date:    July 24, 1995

                                      EXHIBIT A

                                    PATENT RIGHTS

         Atty File Number                        Title of Application

                                      EXHIBIT B

                                      PRODUCTS

                                      EXHIBIT C

                            MINIMUM PURCHASE REQUIREMENTS

PERIOD                                           MINIMUMS

First year following date of                     [*]  Controllers
delivery of first commercial                     [*]  Disposable Electrodes
Product to Gynecare

Second year Following date                       [*]  Controllers
of delivery of first                             [*]  Disposable Electrodes
commercial Product to Gynecare



- ----------
* Confidential treatment requested. Confidential portion filed separately with the Commission.

                      AMENDMENT TO OEM SUPPLY AND MANUFACTURING
                                  LICENSE AGREEMENT


    THIS AMENDMENT, entered into as of December 13, 1995, by and between Gynecare, Inc., a California corporation with principal offices at 235 Constitution Drive, Menlo Park, California 94025 ("Gynecare") and Gyrus Medical, Ltd., a United Kingdom corporation, with principal office at Fountain Lane, St. Mellons, Cardiff CF3 0LX ("Gyrus") amends that certain OEM Supply and Manufacturing License Agreement (the "Agreement") dated July 24, 1995 by and between Gynecare and Gyrus. This Amendment, among other things, (i) provides for a prepayment of certain amounts by Gynecare to Gyrus in exchange for Gyrus' firm commitment to meet certain development milestones by certain specified dates; and (ii) provides Gynecare with an option to extend the rights granted by Gyrus to Gynecare pursuant to the Agreement to include the field of laparoscopy (as hereinafter defined).

    Pursuant to the Amendment, the Agreement is hereby amended as follows:

    1. Pursuant to Section 5.2 of the Agreement, Gynecare has already paid Gyrus a total sum of [*]. Such payment has been made in three separate installments of [*], corresponding to installments (i), (ii) and (iii) required by Section 5.2. Although payments by Gynecare with respect to installments (iv) and (v) of Section 5.2 have not yet become due, Gynecare hereby agrees, on or before the effective date of this Amendment, to prepay Gyrus the amount of [*]. In consideration of such prepayment by Gynecare to Gyrus, Gyrus hereby firmly commits to meet each of the following milestones by the dates specified:

         a. Complete first human use of clinical safety and efficacy and supply applicable information for the submission of the 510(k) to the FDA, in each case on or before [*]; and

         b. Preproduction first article Product (as defined in the Agreement) approval obtained on or before [*]; and

         c.   First commercial Product release on or before [*].

    Gyrus' failure to meet any of the above milestones by the dates specified shall be deemed defaults by Gyrus in material obligations under the Agreement. In any such event, Gynecare, at its sole option, shall be entitled to terminate the Agreement pursuant to Section 11.3(a) for the Agreement, with any such termination resulting in the effects provided pursuant to Section 11.4(a) of the Agreement.

    Except as modified by this Paragraph 1, Section 5.2 of the Agreement shall remain in force in all respects.

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* Confidential treatment requested. Confidential portion filed separately with the Commission.

    2. Notwithstanding the consequences of Gyrus' failure to meet the milestones specified in Clause 1 and hereafter in Clause 4(b), such failure to meet the milestones shall not be deemed a failure should the failure occur as a result of material changes to the milestones as may either be imposed by Gynecare or by such third parties under the control of Gynecare as may be required to complete the milestones. Material changes may comprise but are not limited to changes in product specification, clinical protocols and third party approvals.

    3. Pursuant to Section 10.2(a) of Agreement, Gynecare agrees to pay Gyrus, upon the effective date of this Amendment, the sum of [*] (less any amounts that have already been paid by Gynecare to Gyrus pursuant to Section
10.2 of the Agreement). Any custom tooling expenses in excess of [*] shall be subject to prior review and approval by Gynecare.

    4. Gyrus hereby grants Gynecare an option to extend the field (as defined in Section 1.1 of the Agreement) for which rights have been granted by Gyrus to Gynecare in accordance with the following:

         a. Gynecare will have the option to extend the Field to include the field of laparoscopy. In the event that Gynecare chooses to exercise this option, (i) Gynecare shall make a nonrefundable payment to Gyrus in the amount of [*] and (ii) Section 1.1 of the Agreement shall be amended to include the following new sentence:

         "Field shall also include all applications for Products as modified by the inclusion of [*] but for the avoidance of doubt, excluding any Product applications in the fields of [*]."

         b. Gynecare shall have ninety (90) days following the effective date of this Amendment to exercise its option to extend the Field in accordance with this Amendment; provided; however, that if Gyrus has not satisfied milestone (a) provided in paragraph 1 above within such 90-day period, the period to exercise Gynecare's option shall be extended until thirty (30) days following the date that Gyrus completes milestone (a).

         c. In the event that Gynecare exercises its option to extend the Field, Gynecare and Gyrus agree to negotiate appropriate Product Development Milestones, similar to those contained in Section 5.2 of the Agreement (as amended pursuant to this Amendment). Such development milestones shall be firm commitments of Gyrus which, if not met by Gyrus, shall result in Gyrus' default of material obligations pursuant to Section 11.3(a) of the Agreement.

    5. Except as specifically modified and amended by this Amendment, the Agreement is ratified and affirmed by the parties hereto. This Amendment is incorporated into and made a part of the certain OEM Supply and Manufacturing License Agreement between Gynecare and Gyrus.

- ----------
* Confidential treatment requested. Confidential portion filed separately with the Commission.

GYNECARE, INC.                              GYRUS MEDICAL, LTD.


By:      /s/ William M. Hunter                   By:  /s/ Mark Goble

Title:      President & CEO                 Title:       Managing Director

Date:       January 17, 1996                Date:        December 21, 1995

                   SECOND AMENDMENT TO OEM SUPPLY AND MANUFACTURING
                                  LICENSE AGREEMENT


    THIS SECOND AMENDMENT ("Second Amendment"), entered into as of March 31, 1996, by and between Gynecare, Inc., a California corporation with principal offices at 125 Constitution Drive, Menlo Park, California 94025 ("Gynecare") and Gyrus Medical, Ltd., a United Kingdom corporation, with principal offices at St. Mellons Techbase, Fountain Lane, St. Mellons, Cardiff CF3 0LX U.K. ("Gyrus") amends that certain OEM Supply and Manufacturing License Agreement dated July 24, 1995, by and between Gynecare and Gyrus, as amended by the Amendment to OEM Supply and Manufacturing License Agreement dated December 13, 1995, by and between Gynecare and Gyrus (both referred to hereafter as the "Agreement").
This Second Amendment, among other things, (i) extends the rights Granted by Gyrus to Gynecare pursuant to the Agreement to include the field of laparoscopy; and (ii) and provides for payment and other terms for the extension of such field.

    Pursuant to this Amendment, the Agreement is hereby amended as follows:

    1. SECTION 1.1. The following shall be added to the end of Section 1.1 of the Agreement:

         "Field shall also include all applications for Products as modified by the inclusion of [*] but for the avoidance of doubt, excluding any Product applications in the fields of [*]. The Field shall also include a non-exclusive right for the use of technology in procedures of [*]."

    2. SECTION 2.2. Promptly after the effective date of this Second Amendment, Gyrus shall deliver all materials required under Section 2.2 of the Agreement concerning the Field which have not previously been delivered, to Gynecare.

    3. SECTION 5.1(a). The following new Section 5.1(a) shall be added to the Agreement:

         "For the purposes of this Section 5.1(a), Section 5.2(a) and Exhibit C, Products in the extended portion of the Field as set forth in
         Section 1 of the Second Amendment shall be referred to as "Laparoscopy Products." Such Laparoscopy Products may be Equipment Products ("Equipment Laparoscopy Products") or Disposable Products ("Disposable Laparoscopy Product"). Gyrus shall sell the Laparoscopy Products to Gynecare at purchase prices equal to [*] (after the Laparoscopy Deposit, as defined in Section 5.2(a) below, has been fully amortized, this percentage will be [*] of Gynecare's Average Net Selling Price for the Laparoscopy Products in accordance with the following: (i) the purchase price computation for any particular Laparoscopy Product shall be made at the time of the delivery of such Laparoscopy Product by

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* Confidential treatment requested. Confidential portion filed separately with the Commission.

         Gyrus to Gynecare; (ii) the average Net Selling Price applied with respect to the sale of a Laparoscopy Product during any particular calendar quarter other than the first calendar quarter in which such Laparoscopy Product is sold shall be equal to the average of the Net Selling Prices received by Gynecare for such Laparoscopy Products during the previous calendar quarter; (iii) the purchase price used for a Laparoscopy Product during the first calendar quarter during which such Laparoscopy Product is sold shall be Gynecare's published list price for such Laparoscopy Product; and (iv) with the exception of delivery to the United Kingdom, the purchase price determined according to the above calculation shall be inclusive of all applicable taxes (including without limitation any applicable sales, use or value-added taxes) and Gynecare shall not under any circumstances be separately invoiced for any such taxes. Within twenty (20) days following the end of each calendar quarter, Gynecare will send Gyrus written notice setting forth the average Net Selling Price received by Gynecare for the Laparoscopy Products during such quarter. Notwithstanding anything in this Section 5.1(a) to the contrary, the price at which Gynecare shall purchase the Disposable Laparoscopy Products from Gyrus shall not be less than [*]; provided, however, that Gyrus agrees to negotiate in good faith with Gynecare to reduce such minimum price following the second anniversary of the date of delivery of first commercial Laparoscopy Product to Gynecare if the volume of Laparoscopy Product purchases by Gynecare from Gyrus exceeds twice the Minimum Purchase Requirements as set forth on Exhibit C."

    4. SECTION 5.2(a). The following new Section 5.2(a) shall be added to the Agreement:

         "The sum of [*], shall be, for the purposes of Section 5.1(a) and this
         Section 5.2(a) the "Laparoscopy Deposit." Said amount shall be payable to Gyrus in installments as follows: (i) [*]; (ii) [*] submission of a [*] (Gyrus shall complete this on or before [*]); (iii) [*] upon successful completion of animal laboratory tests and defining product specification (Gyrus shall complete this on or before [*]);
         (iv) [*] upon supply of information by Gyrus to Gynecare necessary to complete a 510(k) submission to the FDA (Gyrus shall complete this on or before [*]); (v) [*] upon completion of first human use trial of safety and effectiveness (Gyrus shall complete this on or before [*]); and (vi) [*] upon the first Laparoscopy Product release on or before [*]. Notwithstanding the foregoing, Gynecare shall have no right of recovery of payments past or due and shall have no obligation to pay Gyrus any of the installments described above in the event that this Agreement has been terminated for any reason, prior to the time that such installment has become due (unless such installment has already become due and has not yet been paid by Gynecare). The Laparoscopy Deposit shall be applied as follows, until fully amortized, against the purchase price which would otherwise be charged by Gyrus to Gynecare for Laparoscopy Product purchases: (x) for each

- ----------
* Confidential treatment requested. Confidential portion filed separately with the Commission.

         purchase of a Disposable Laparoscopy Product by Gynecare from Gyrus, [*] of the Net Selling Price of such Disposable Laparoscopy Product shall be credited against and subtracted from the Laparoscopy Deposit; and (y) for each purchase of an Equipment Laparoscopy Product by Gynecare from Gyrus, [*] of the Net Selling Price of such Equipment Laparoscopy Product shall be credited against and subtracted from the Laparoscopy Deposit.

          Installments (ii), (iii), (iv), (v) and (vi) shall be paid by Gynecare to Gyrus in cash or in shares of Gynecare common stock in accordance with the following procedures:

         a. By April 15, 1996, Gynecare will notify Gyrus whether: (x) Gyrus will receive the payments in cash; or (y) Gyrus will have the option to choose whether it will receive cash or Gynecare common stock. If Gynecare does not notify Gyrus, the payments will be in cash.

         b. If Gyrus receives the option to receive either Gynecare stock or cash, as set forth in a.(y) above, Gyrus will notify Gynecare of its choice by April 30, 1996. If Gyrus does not notify Gynecare, the payments will be in cash.

         c. If Gyrus elects to receive stock, the number of shares of Gynecare stock delivered by Gyrus shall be equal to the installment payment due divided by the price of [*] per share.

         d. At the time of Gyrus' election to receive stock, Gyrus shall elect whether it would like delivery of the stock for installments due before November 23, 1996 deferred until after November 23, 1996. If Gyrus does not notify Gynecare of such election, Gynecare will defer deliver of stock for installments due before November 23, 1996 until after November 23, 1996.

         e. If delivery of stock is deferred until after November 23, 1996, Gynecare shall deliver such stock by December 23, 1996.

         f. All stock delivered to Gyrus hereunder shall be subject to the restrictions set forth on Exhibit D attached to the Second Amendment.

         Gyrus' failure to meet any of the milestones set forth in (ii), (iii),
         (iv), (v) or (vi) above by the dates specified shall be deemed defaults by Gyrus in material obligations under this Agreement. In any such event, Gynecare, at its sole option, shall be entitled to terminate this Agreement pursuant to Section 11.3(a) of this Agreement, with any such termination resulting in the effects provided pursuant to Section 11.4 of this Agreement.

- ----------
* Confidential treatment requested. Confidential portion filed separately with the Commission.

         Notwithstanding the
         consequences of Gyrus' failure to meet the milestones specified in this Section, such failure to meet the milestones shall not be deemed a failure should the failure occur as a result of material changes to the milestones as may be imposed by Gynecare or by third parties under the control of Gynecare as may be required to complete the milestones. Material changes may comprise, but are not limited to changes in product specification, clinical protocols and third party approvals."

    5. SECTION 5.3. The phrase "or Laparoscopy Deposit" shall be added after the word "Deposit" in the fourth line of Section 5.3 of the Agreement.

    6. SUBLICENSE. All licenses granted to Gynecare under the Agreement concerning the extended portion of the Field as set forth in Section 1 of the Second Amendment shall be sublicensable by Gynecare, subject to Gyrus' approval, which approval shall not be unreasonably withheld.

    7. EXHIBIT A. Exhibit A of the Agreement shall be replaced with Exhibit A attached to this Second Amendment.

    8. EXHIBIT B. The text of Exhibit B of this Second Amendment shall be added to Exhibit B of the Agreement.

    9. EXHIBIT C. Exhibit C of the Agreement shall be replaced with Exhibit C attached to this Second Amendment.

    10. RATIFICATION. Except as specifically modified and amended by this Second Amendment, the Agreement is ratified and affirmed by the parties hereto. This Second Amendment is incorporated into and made a part of the Agreement.

GYNECARE, INC.                              GYRUS MEDICAL, LTD.


By:      /s/ William M. Hunter                   By:  /s/ Mark Goble

Title:   President & CEO                    Title:    Managing Director

Date:    March 29, 1996                     Date:     March 29, 1996

                                INTELLECTUAL PROPERTY
                                         [*]

                                      EXHIBIT A



No. Title: Short Title (OLD TITLE)              Application No.   Status              Filing Date    Priority Date
1   Variable Frequency Resonant Electrosurgery     5099840        USA - granted/full  01/23/89       01/20/88
    (applicable to [*])                            0325456        EPO - granted/full  07/26/89       01/20/88
2   [*]
3   [*]
4   [*]
5   [*]
6   [*]
7   [*]
8   [*]
9   [*]
10  [*]

    [*]
- ----------
* Confidential treatment requested. Confidential portion filed separately with the Commission.

                                      EXHIBIT B

                                      PRODUCTS

The Products for the extended portion of the Field as set forth in section 1 of the Second Amendment shall be determined and specified upon completion of milestone (iii) as set forth in section 4 of the Second Amendment.


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                                      EXHIBIT C

                            MINIMUM PURCHASE REQUIREMENTS

PERIOD                                                MINIMUMS

First year following date of                     [*]  Controllers
delivery of first commercial                     [*]  Disposable Electrodes
Product to Gynecare

Second year following date                       [*]  Controllers
of delivery of first commercial                  [*]  Disposable Electrodes
Product to Gynecare


                MINIMUM PURCHASE REQUIREMENTS FOR LAPAROSCOPY PRODUCTS

PERIOD                                                MINIMUMS

First year following date of                     [*]  Controllers
delivery of first commercial                     [*]  Disposable Electrodes
Laparoscopy Product to Gynecare

Second year following date                       [*]  Controllers
of delivery of first commercial                  [*]  Disposable Electrodes
Laparoscopy Product to Gynecare

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* Confidential treatment requested. Confidential portion filed separately with the Commission.


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                                      EXHIBIT D

                               SECURITIES RESTRICTIONS

These restrictions will be provided by Gynecare to Gyrus by April 15, 1995.